Exhibit 99.1

PRESS RELEASE

For more information, contact: Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2010

TAMPA, FL— Monday, March 7, 2011 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its fourth quarter and year ended December 31, 2010.

For the fourth quarter of 2010, SRI Surgical reported total revenue of $26,382,000, an increase of $592,000 over the fourth quarter of 2009. Net income for the fourth quarter of 2010 was $265,000 or $0.04 per basic and diluted common share compared to a net loss for the fourth quarter of 2009 of $422,000 or $0.07 per basic and diluted common share. Revenues for the fiscal year ended December 31, 2010 were $100,864,000 compared to $98,453,000 for the fiscal year ended December 31, 2009. The net loss for the fiscal year ended December 31, 2010 was $1,560,000 or $0.24 per basic and diluted common share compared to a net loss of $3,776,000, or $0.58 per basic and diluted common share for the fiscal year ended December 31, 2009. As previously disclosed, the Company’s 2009 net loss was impacted by reusable product loss that was not previously captured by its reporting system.

When comparing the fourth quarter of 2010 to 2009, the Company’s improvement reflects lower levels of reusable product loss, lower costs through improved labor efficiency in operations, and lower instrument usage fees. Partially offsetting these favorable developments were higher distribution costs as the price per gallon of diesel fuel has increased since last year, as well as an increase in labor and vehicle leasing costs related to new customer accounts, and higher Group Purchasing Organization marketing and administrative fees related to the increase in revenues in member hospitals. During the fourth quarter of 2010, the Company also incurred legal, financial and consulting expenses related to an unsolicited expression of interest to acquire the Company.

Gerald Woodard, Chief Executive Officer said “In 2010, we continued to expand our revenues and strengthen our organization as we broke the $100 million mark in revenues for the first time in the Company’s history and we saw steady improvement over the course of the year in our bottom line results. Looking forward to 2011, we are initially projecting revenues of $107 to $112 million and diluted earnings per share of $0.10 to $0.16. We are pleased with the progress we have made and look forward to 2011 and continuing to deliver improved results.”

The Company previously disclosed that it received an unsolicited expression of interest to purchase the Company. In response to this expression of interest, the Company’s Board of Directors engaged McColl Partners, an investment banking firm, as its financial advisor, and pursued discussions with the interested party and other potentially interested parties that were identified by its financial advisor. Following this process, and in reliance on advice from its legal counsel and financial advisor, the Company’s Board of Directors unanimously determined that, in light of its value and prospects, its shareholders would be best served by continuing to pursue its current strategic plan and not further pursuing acquisition discussions at this time.

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its fourth quarter results on Monday, March 7, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 888-713-4211 (International dial 617-213-4864) and enter passcode 54957201. Participants can pre-register for this call at https://www.theconferencingservice.com/prereg/key.process?key=PL8HDX7WJ. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 8:00 p.m. March 7 until March 22, 2011, by dialing 888-286-8010 (International dial 617-801-6888) and using passcode 36337482. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and five distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and suppliers, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Stan Berger or Andrew Berger
SM Berger & Company, Inc.
(216) 464-6400

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31, (audited)
	2010	2009	2010	2009

Revenues	$26,382	$25,790	$100,864	$98,453
Cost of revenues	20,104	20,164	78,096	78,355

Gross profit	6,278	5,626	22,768	20,098

Distribution expenses	1,942	1,922	7,525	6,933
Selling and administrative expenses	3,936	4,126	16,362	16,607

Income (loss) from operations	400	(422)	(1,119)	(3,442)

Interest expense	175	144	702	619
Other income	(91)	(91)	(361)	(367)

Income (loss) before income taxes	316	(475)	(1,460)	(3,694)

Income tax expense (benefit)	51	(53)	100	82

Net income (loss)	$265	$(422)	$(1,560)	$(3,776)

Basic income (loss) per common share	$0.04	$(0.07)	$(0.24)	$(0.58)

Weighted average common shares outstanding, basic	6,453	6,464	6,450	6,464

Diluted income (loss) per common share	$0.04	$(0.07)	$(0.24)	$(0.58)

Weighted average common shares outstanding, diluted	6,781	6,464	6,450	6,464

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of December 31, 2010	As of December 31, 2009

Cash and cash equivalents	$1,327	$802
Accounts receivable, net	12,117	11,460
Inventories, net	3,398	2,903
Prepaid expenses and other assets	2,092	1,947
Reusable surgical products, net	17,369	18,151
Property, plant and equipment, net	25,405	27,665

Total assets	$61,708	$62,928

Notes payable	$5,561	$6,124
Accounts payable	8,768	7,439
Accrued expenses	4,135	4,967
Mortgage payable	3,780	4,013
Bonds payable	520	520

Total liabilities	22,764	23,063

Shareholders’ equity	38,944	39,865

Total liabilities and shareholders’ equity	$61,708	$62,928